Exhibit(i)

March 8, 2000



Willkie Farr & Gallagher
787 Seventh Avenue
New York, NY  10019-6099

Re:  Gabelli International Growth Fund, Inc.

Ladies and Gentlemen:

     We have acted as special Maryland counsel for Gabelli International Growth Fund, Inc., a Maryland corporation (the "Fund"), in connection with the issuance of its Class AAA Series Shares, Class A Series Shares, Class B Series Shares and Class C Series Shares, par value $.001 per share (each a "Class" and, collectively the "Shares").

     As special Maryland counsel for the Fund, we have reviewed its Charter and Bylaws. We have examined the Prospectus and Statement of Additional Information included in Amendment No. 8 to its Registration Statement on Form N-1A, File Nos. 33-79994, 811-08560 (the "Registration Statement"), substantially in the form in which it is to become effective (collectively, the "Prospectus"). We have further examined and relied upon a certificate of the Maryland State Department of Assessments and Taxation to the effect that the Fund is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland.

     We have also examined and relied upon such corporate records of the Fund and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. We have assumed, without independent verification, the genuineness of all signatures on documents submitted to us for review, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.

     Based on such examination, we are of the opinion that:

          1. The Fund is duly organized and validly existing as a corporation in good standing under laws of the State of Maryland.

          2. The Shares of the Fund to be offered for sale pursuant to the Prospectus are, to the extent of the respective number of shares of each Class authorized to be issued by the Fund in its Charter, duly authorized and, when sold, issued and paid for as contemplated by the Prospectus, will have been validly and legally issued and will be fully paid and nonassessable under the laws of the State of Maryland.

     This letter expresses our opinion with respect to the Maryland General Corporation Law. It does not extend to the securities or "blue sky" laws of Maryland, to federal securities laws or to other laws.

     You may rely upon our foregoing opinion in rendering your opinion to the Fund that is to be filed as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the filing of this opinion as an exhibit to any application made by or on behalf of the Fund or any distributor or dealer in connection with the registration or qualification of the Fund or the Shares under the securities laws of any state or other jurisdiction. This opinion may not be relied upon for any other purpose or by any other person without our prior written consent.


Very truly yours,


VENABLE, BAETJER AND HOWARD, LLP


Venable, Baetjer and Howard, LLP